Exhibit 10.1
Mondelēz International Inc. Chicago, IL 60607 USA
mondelezinternational.com

PRIVATE AND CONFIDENTIAL

Mr. Amit Banati
June 12, 2026
OFFER LETTER
Dear Amit,
I am very pleased to provide you with this offer letter setting forth the terms of your offer of employment (“Offer Letter”). It confirms the verbal offer previously extended to you for the position of EVP & Chief Financial Officer, Mondelēz Global LLC (together with Mondelēz International, Inc., the “Company”) reporting to the Chief Executive Officer of the Company. Your principal office will be located in our Fulton Market-Chicago, Illinois office. Your employment commencement date (your “Start Date”) will be July 1, 2026.

Your annualized target compensation opportunity will be as follows:

Annualized Compensation (Target Opportunity)

Annual Base Salary    $1,050,000

Annual Incentive Plan (Target - 125%*)    $1,312,500

Target Annual Long-Term Incentive Range**    $4,000,000 - $5,000,000 - $6,000,000 Total Target Compensation Opportunity    $6,362,500 - $7,362,500 - $8,362,500
Your Annual Base Salary will be subject to an annual review by the Board and adjustment in the Board’s sole discretion. The next annual review will be in 2027.

* Target as a percent of Annual Base Salary.

**The value of the long-term incentive grants reflects the range (i.e., minimum, midpoint and maximum) for the target value of your annual equity grants. The actual number of shares, units, or options will be determined pursuant to the Company’s specific valuation methodology.

Exhibit 10.1
Mondelēz International Inc. Chicago, IL 60607 USA
mondelezinternational.com

Annual Incentive Plan

You will be eligible to participate in the Mondelēz International Management Incentive Plan (the “MIP”), the Company’s annual incentive program. Your target award opportunity under the MIP is equal to 125% of your Annual Base Salary. The actual amount you receive may be lower or higher, depending on the Company’s overall financial and strategic performance during the year. The maximum award under this program for 2026 is 200% of your target opportunity. The Company reserves the right to change the maximum award annually.

For the 2026 MIP plan year ending on December 31, 2026, your award will be based on your hire date and be prorated for the days worked during the performance cycle. Your actual award will ultimately be determined based on the Company’s actual overall financial and strategic performance for the full 2026 plan year.
Long-Term Incentives (Annual Equity Program)

You will be eligible to participate in the Company’s annual equity program. Equity grants are typically made annually in February. For your service in 2026, you will receive an equity award with a value of $5,000,000; 50% of the grant value will be in the form of performance share units (“PSUs”), 25% of the grant value will be in the form of deferred stock units (“DSUs”) and 25% of the grant value will be in the form of stock options. The grant date will be on the first trading day of the quarter following your date of hire.

All equity grants are subject to the terms and conditions of the Company’s Performance Incentive Plan (“Plan”) and the applicable annual grant agreements in effect on the date hereof. As such, the terms of your 2026 annual equity award will be the same as the terms of other annual awards made to the Company’s executive officers in 2026. The annual equity program described above is based on our current design and the Company reserves the right to change the annual equity program at any time.
Make Whole Award
As part of your offer of employment, and to make up for compensation forfeited at your previous employer, on or as soon as reasonably practicable following the Start Date you will receive a make whole award (your “make whole award”) with a value of up to $7,000,000, which compensation will be payable to you in the form of a cash payment payable as soon as practicable after your Start Date, payable in a single lump sum less applicable deductions and withholdings.

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Exhibit 10.1
Mondelēz International Inc. Chicago, IL 60607 USA
mondelezinternational.com

Notwithstanding the foregoing, to the extent you are not required to forfeit or repay amounts in respect of awards paid to you by your previous employer during the twelve (12)-month period prior to your Start Date in connection with your commencement of employment with the Company, then the amount of your make whole award shall be reduced dollar for dollar by the gross amount retained (as converted into United States dollars on the payment date) by you.
If your employment with the Company and its affiliates terminates for Cause or you resign your employment without Good Reason (not including a termination by reason of your death or Disability), in either case, prior to the second anniversary of the Start Date, all or a portion of your make whole award shall be subject to repayment within thirty (30) days following the date of such termination, on a pre-tax basis, as follows: (i) if such termination of employment occurs prior to the first anniversary of the Start Date, 100% of your make whole award shall be subject to repayment; and (ii) if such termination of employment occurs on or after the first anniversary of the Start Date and prior to the second anniversary of the Start Date, 50% of your make whole award shall be subject to repayment.

Furthermore, solely for purposes of your make whole award, upon an involuntary termination without Cause or your resignation for Good Reason, or due to your death or Disability, occurring at any time prior to the second anniversary of the Start Date, you shall be treated as fully vested in the make whole award, contingent on your executing and not revoking a general release of claims at the time and in the manner specified in Section 3.9 of the Mondelēz International, Inc. Change in Control Plan for Key Executives, as in effect on the date hereof (“CIC Plan”) as if the benefits were made under the CIC Plan.

For purposes of this Offer Letter, “Cause”, “Good Reason” and “Disability” shall each have the meaning set forth in the CIC Plan.

Executive Deferred Compensation Plan

You will be eligible to participate in the Executive Deferred Compensation Plan. This program allows you to voluntarily defer a portion of your salary and/or your annual incentive award to a future date. Additional information about this program is available upon request.

Change in Control Plan

From your date of hire, you will be a participant in the CIC Plan. The CIC Plan provides certain benefits upon a termination of your employment without Cause or for Good Reason following a Change in Control (as such terms are defined in the CIC Plan). A copy of the CIC Plan will be

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Exhibit 10.1
Mondelēz International Inc. Chicago, IL 60607 USA
mondelezinternational.com
separately provided. The CIC Plan indicates a termination for "Cause" shall have occurred where a Participant is terminated because of:
a.Continued failure to substantially perform the Participant's job's duties (other than resulting from incapacity due to disability);
b.Gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Mondelēz Group (as defined in the CIC Plan) where the violation results in significant damage to the Mondelēz Group; or
c.Engaging in other conduct that adversely reflects on the Mondelēz Group in any material respect.

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to four (4) times your annual base salary established at your date of hire. Under current guidelines, you will have five years from your date of hire to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly and unvested deferred stock units. It does not include stock options or unvested performance share units. The Company reserves the right to change the guidelines at any time.

Other Benefits

If your employment with the Company ends due to an involuntary termination other than for Cause (as defined above), you will receive severance arrangements no less favorable than those accorded recently terminated senior executives of the Company. For the avoidance of doubt, “senior executives” as referenced in this section shall exclude legacy Cadbury executives.
Under the current policies in place, which are subject to change, you will be eligible for the Company’s discretionary financial planning program, which reimburses you up to $7,500 per year for eligible financial planning expenses, and car allowance program, which provides a car allowance of up to
$15,000 per year.

You will be eligible for Mondelēz Global LLC’s comprehensive benefits package available to full-time salaried U.S. employees. You will be eligible for 30 days of paid time off annually. Details and terms of these comprehensive benefits will be provided separately.

Restrictive Covenants

As a condition to this offer of employment and corresponding consideration, you agree to the terms and conditions of the Confidential Information, Intellectual Property and Restrictive Covenants Agreement (the “Covenant Agreement”) attached hereto as Appendix A and will acknowledge such Covenant Agreement by signing the Covenant Agreement simultaneously with this offer of employment.

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Exhibit 10.1
Mondelēz International Inc. Chicago, IL 60607 USA
mondelezinternational.com

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)

No amount hereunder or under any other agreement that is subject to Code Section 409A (“Section 409A”) shall be payable upon a termination of your employment unless such termination constitutes a “separation from service” with the Company under Section 409A. To the maximum extent permitted by applicable law, amounts payable to you pursuant to this Offer Letter shall be made in reliance upon the exception for certain involuntary terminations under a separation pay plan or as short-term deferral under Section 409A. For purposes of Section 409A, your right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. To the extent any amount payable to you is subject to your entering into a release of claims with the Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable to you in either of two taxable years, such payments shall be made or commence, as applicable, on the first date otherwise payable but in the later such taxable year and shall include all payments that otherwise would have been made before such date.
If you are a “specified employee” (within the meaning of Section 409A) as of your separation from service (within the meaning of Section 409A): (a) payment of any amounts under this Offer Letter (or under any severance arrangement pursuant to this Offer Letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the earlier of (x) your death and (y) the first day of the seventh month (or as soon as administratively possible thereafter) following the date of your separation from service (within the meaning of Section 409A); and (b) any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six- month period after your separation from service and, on the first day of the seventh month following your separation from service (or as soon as administratively possible), the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.
Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this Offer Letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Section 409A) shall be subject to the following:

(i)the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

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Exhibit 10.1
Mondelēz International Inc. Chicago, IL 60607 USA
mondelezinternational.com

(ii)the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(iii)your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.
The parties hereto intend that all compensation, benefits and other payments made to you hereunder will be provided or paid to you in compliance with all applicable provisions, or an exemption or exception from the applicable provisions of Section 409A and the regulations and rulings issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this Offer Letter shall be construed and administered in accordance with such intent. The parties also agree that this Offer Letter may be modified, as reasonably agreed by the parties, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of additional tax, interest and penalties under Section 409A in connection with the compensation, benefits and other payments to be provided or paid to you hereunder. Any such modification shall maintain the original intent and benefit to the Company and you of the applicable provision of this Offer Letter, to the maximum extent possible without violating Section 409A.

Other Terms and Conditions

You will be a U.S. employee of Mondelēz Global LLC and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Company is free to terminate the employment relationship at that time, for any reason, subject to your entitlements pursuant to this Offer Letter or any other plan or agreement applicable to a termination of your employment.

This offer is contingent upon successful completion of our pre-employment checks. These include:
1.a background check. The background screen is an investigative consumer report. Under the Fair Credit Reporting Act, you have the right to make a written request for information about the nature and scope of this report. If you wish to make such a request, you may direct your letter to my attention. You are also entitled to receive a written summary of your rights under the Fair Credit Reporting Act.
2.post-offer drug screen via current Company protocols and
3.proof of eligibility to work in the United States.
If you accept our offer, please sign below and return the signed letter to my attention at Stephanie.Lilak@mdlz.com. Once your date of hire is established, you will be provided information about the arrangements for your post offer drug screen and the required documents for verifying your eligibility to work in the United States.

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Exhibit 10.1
Mondelēz International Inc. Chicago, IL 60607 USA
mondelezinternational.com

Should you have any questions concerning this information, please contact me.

/s/ Stephanie Lilak	June 6th, 2026
Stephanie Lilak EVP & Chief People Officer Mondelēz Global LLC	Date

I have read the above terms and conditions and, by signing below, do accept this offer. This letter does not, in any way, constitute an express or implied contract for employment.

/s/ Amit Banati	6/12/2026
Amit Banati	Date

[Signature Page to Mr. Amit Banati Offer Letter]

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